FOR IMMEDIATE RELEASE

Media Contact:	Corporate Contact:	Investor Contact:
Marisa Puthoff	Paul Wilson	James Stawski
Edelman Public Relations	US LEC	US LEC
404-262-3000	704-319-6875	704-319-1189
marisa.puthoff@edelman.com	pwilson@uslec.com	jstawski@uslec.com

US LEC NAMES NEW CHIEF FINANCIAL OFFICER
J. Lyle Patrick tapped as key management addition to help direct carrier’s growth

June 20, 2005 – Charlotte, N.C. – US LEC Corp. (Nasdaq: CLEC), a telecommunications carrier serving businesses and enterprise organizations throughout the Eastern United States, today announced the appointment of J. Lyle Patrick as the company’s Chief Financial Officer.

“We are extremely pleased to have attracted such solid talent to the US LEC executive team,” said Aaron Cowell, president and CEO of US LEC. “Lyle has a demonstrated combination of financial knowledge and industry experience, along with a proven track record in the capital and equity markets. I am confident that he will provide strong financial leadership for US LEC.”

Patrick most recently held the position of chief financial officer at MetroPCS, a Dallas-based wireless provider offering services in several major metropolitan areas throughout the United States. Prior to that, Patrick’s 18 years of combined industry experience also included holding the CFO positions at telecom providers such as Completel, McLeodUSA, and Consolidated Communications.

“I am excited about joining the team at US LEC and the significant growth opportunities that lie ahead for the company,” said Patrick. “US LEC has remained focused on increasing end-customer revenue, growing market share by attracting quality customers and, most importantly, retaining customers by providing unmatched post-sale care. US LEC is well positioned for continued growth and I look forward to applying my experience in helping the company capitalize on the momentum that has been established.”

About US LEC
Based in Charlotte, NC, US LEC is a leading telecommunications carrier providing integrated voice, data and Internet services to medium and large businesses and enterprise organizations throughout 15 Eastern states and the District of Columbia. US LEC services include local and long distance calling services, Voice over Internet Protocol (VoIP) service, advanced data services such as Frame Relay, Multi-Link Frame Relay and ATM, dedicated and dial-up Internet services, managed data solutions, data center services and Web hosting. US LEC also offers selected voice services in 27 additional states and provides enhanced data services, selected Internet services, selected IP-based services and MegaPOP® (local dial-up Internet access for ISPs) nationwide. For more information about US LEC, visit www.uslec.com.

Except for the historical information contained herein, this report contains forward-looking statements, subject to uncertainties and risks, including the demand for US LEC’s services, the ability of the Company to introduce additional products, the ability of the Company to successfully attract and retain personnel, competition in existing and potential additional markets, uncertainties regarding its dealings with ILECs and other telecommunications carriers and facilities providers, regulatory uncertainties, the possibility of adverse decisions related to reciprocal compensation and access charges owing to the Company, as well as the Company’s ability to begin operations in additional markets. These and other applicable risks are summarized in the “Caution Regarding Forward-Looking Statements” and “Risk Factors” sections and elsewhere in the Company’s Annual Report on Form 10-K for the period ended December 31, 2004, and in subsequent reports, which are on file with the Securities and Exchange Commission.

US LEC is a registered service mark of US LEC Corp. US LEC and Design® is a registered service mark and trademark of
US LEC Corp. StarNet™, FastnetSM and MegaPOP® are service marks of US LEC Corp.

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